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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   --------

                                   FORM 8-K

                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): February 24, 2004


                           MAN SANG HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)


      NEVADA                           000-20877                 87-0539570
(State or other                    (Commission File            (IRS Employer
jurisdiction of incorporation)          Number)              Identification No.)


        21st Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui,
                            Kowloon, Hong Kong SAR
             (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (852) 2317 5300



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ITEM 5.  OTHER INFORMATION

Swift Millions Limited, a subsidiary of the Company, entered into a provisional agreement for sale and purchase on February 24, 2004 to sell the office space at 8/F., Harcourt House, No. 39 Gloucester Road, Wanchai, Hong Kong for a total consideration of approximately HK$71.6 million.

The property was acquired at a consideration of approximately HK$38.2 million on August 15, 2003 and was leased to a tenant at a monthly rental of HK$195,000. The property is to be sold "as is" and subject to existing tenancy.

The Company expects that the formal sale and purchase agreement will be entered on or before March 12, 2004 and the transaction will be completed on or before September 15, 2004.

The property was mortgaged to a bank in Hong Kong for a revolving loan facility but the facility was never drawn down. The net proceeds of the transaction is approximately HK$70.8 million, after deducting the estimated agent's commission and legal fees. The estimated gain is approximately HK$32.6 million, representing approximately 85.2% over the net book value of the property. The Company has not yet identified any investment project at this moment, the net proceeds will be utilized as general working capital.




                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       March 3, 2004

                                                 MAN SANG HOLDINGS, INC.



                                                 By: /s/ CHENG Tai Po
                                                     ---------------------
                                                     Cheng Tai Po
                                                     Vice Chairman of the Board